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


                           THE SPORTS AUTHORITY, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                   39 WEEKS ENDED  39 WEEKS ENDED
                 COMPANY                           1991       1992      1993      1994      1995    OCTOBER 1995    OCTOBER 1996
---------------------------------------------   --------   --------   -------   -------   -------  --------------  --------------
1)  Income before Income Taxes                    3,208     10,031    20,908    29,839    37,390        16,029         20,856

    Add:

2)  Interest Expenses                               128        141        13       318       820           365          1,536

3)  Amortization of Deferred Financing Costs          0          0         0         0       365           219            422

4)  Interest Component of Rent Expense            3,025      4,835     8,240    12,234    16,476        11,925         15,228
                                                --------   --------   -------   -------   -------      --------       --------

5)  Total                                         6,361     15,007    29,161    42,391    55,051        28,538         38,042

    Divided by:

6)  Fixed charges (2+3+4)                         3,153      4,976     8,253    12,552    17,661        12,509        17,186
                                                --------   --------   -------   -------   -------      --------       --------

7)  Ratio of Earnings to Fixed Charges             2.02       3.02      3.53      3.38      3.12          2.28          2.21
                                                ========   ========   =======   =======   =======      ========       ========

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